 EX‑35.7

(logo) Rialto

           CAPITAL

2015 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of March 1, 2015 by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, TriMont Real Estate Advisors, Inc. as Trust Advisor, Wells Fargo Bank, National Association as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association as Trustee relating to the Wells Fargo Commercial Mortgage Trust 2015-LC20, Commercial Mortgage Pass-Through Certificates, Series 2015-LC20

(WFCM 2015-LC20)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special Servicer") herein ce1tifies to the following:

1. All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2. A review of the servicing activities and performance by the Special Servicer for the period of March 31, 2015 to December 31, 2015 (the "Reporting Period") in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3. To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer

Adam Singer, Managing Director

Date: March 1, 2016